Exhibit 10.46

Neither this document, nor any stock option agreement connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan of the 2010 Equity Incentive Plan of Alimera Sciences, Inc. (the "Sub-Plan"). The Sub-Plan is exclusively available to bona fide employees and former employees of Alimera Sciences, Inc., Alimera Sciences Limited and any other UK Subsidiary.

UK SUB-PLAN TO THE
ALIMERA SCIENCES, INC.
2010
EQUITY INCENTIVE PLAN

Additional Terms and Conditions for Options received by Employees Resident in the UK

1.
The purpose of this Sub-Plan is to provide incentives for present and future UK tax resident employees of Alimera Sciences Limited through the grant of options over shares of Common Stock of Alimera Sciences, Inc. (the "Company").

2.	Capitalized terms are defined in the Company’s 2010 Equity Incentive Plan (the “Plan”), subject to the provisions of this Sub-Plan.

3.	References to ISOs and NSOs shall not apply to Options granted under the Sub-Plan.

4.	Options granted under this Sub-Plan shall be taxed in the UK as Unapproved Options.

5.
This Sub-Plan is governed by THE Plan and all its provisions shall be identical to those of the Plan SAVE THAT (i) "Sub-Plan" shall be substituted for "Plan" where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales and the appropriate UK tax legislation.

6.	ARTICLE 1. INTRODUCTION.
The first paragraph of this Article shall be replaced with the following:
“The Board adopted the Plan effective as of the date of the relevant board resolution. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees with exceptional qualifications and (c) linking Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options or Stock Units.”

7.	ARTICLE 2. ADMINISTRATION.
The words “Outside Directors and Consultants”; “Consultants and”; and “and Consultants who are not Outside Directors”; shall be deleted where they appear.

8.	ARTICLE 3. SHARES AVAILABLE FOR GRANTS.
Article 3.3 shall be replaced with the following:
“Shares Returned to Reserve. To the extent that Options or Stock Units are forfeited or expire for any other reason before being exercised or settled in full, then the Common

Shares subject to such Options or Stock Units shall again become available for issuance under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for issuance under the Plan. If Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan."

9.	ARTICLE 4. ELIGIBILITY.
Article 4.1 and 4.2 should be deleted in their entirety and replaced with the following:
“Unapproved Options. Only Employees shall be eligible for the grant of Options under the Plan.
Other Grants. Only Employees shall be eligible for the grant of Stock Units under the Plan.”

10.	ARTICLE 5. OPTIONS.
Article 5.1 shall be amended so that the third sentence is replaced with the following:
“The Stock Option Agreement shall specify that the Option is an Unapproved Option.”
Article 5.4 shall be replaced with the following:
“Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service “
Article 5.5 shall be amended so that the second sentence is deleted.
Article 5.6 shall be replaced with the following:
“Death of Optionee. After an Optionee’s death, any exercisable Options held by such Optionee may be exercised by his or her Personal Representative within 12 months of the Optionee’s death.”
Article 5.8(b) shall be deleted in its entirety.
11.     ARTICLE 6. PAYMENT FOR OPTION SHARES.
Article 6.1 shall be amended to that the words “cash equivalents” is replaced with the word “cheque”.
Article 6.2 and 6.4 shall be deleted in their entirety.
12.    The following Articles shall be deleted in their entirety:
ARTICLE 7. STOCK APPRECIATION RIGHTS.
ARTICLE 8. RESTRICTED SHARES.

13.     ARTICLE 10. OTHER AWARDS.
Article10.1 shall be deleted in its entirety and the second sentence of 10.2 should be deleted in its entirety.
14.     ARTICLE 11. PROTECTION AGAINST DILUTION.
In this Article, the words: “SARs, Restricted Shares”; “or SARs”; “(whether or not the Options are ISOs”) shall be deleted whether they appear.
15.    ARTICLE 12. PAYMENT OF DIRECTORS’ FEES IN SECURITIES.
This Article shall be deleted in its entirety.
16.     ARTICLE 13. LIMITATION ON RIGHTS.
References to “Outside Directors or Consultants” shall be deleted together with the words “with or without cause”.
17.     ARTICLE 14. WITHHOLDING TAXES.
This Article shall be deleted in its entirety and replaced with the following:
“In the event that the Company or any Subsidiary determines that it is required to account to HM Revenue & Customs for any Option Tax Liability or Secondary NIC Liability (under the Stock Option Agreement) arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Option or arising out of the acquisition, retention and disposal of the shares acquired pursuant to the Option, the Optionee, as a condition to the issue of shares in connection with the exercise of an Option, or on the grant, assignment, release or cancellation of an Option, shall make such arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy any requirement to account for any Option Tax Liability (and, if applicable, any Secondary NIC Liability) that may arise in connection with the Option or the award of Common Shares pursuant to it including, but no limited to, arrangements satisfactory to the Company for withholding Common Shares that would otherwise be issued pursuant to the Stock Option Agreement.”

18.    ARTICLE 15. FUTURE OF THE PLAN.

Article 15.1 reference to “IPO date” shall be deleted and replaced with the words “date of the relevant board resolution” and the second sentence shall be deleted.
Article 15.3 shall be amended to include the following sentence at the end of the Article: “The Plan will terminate automatically on the termination of the Alimera Sciences, Inc. 2010 Equity Incentive Plan.”
Article 15.3 shall be deleted in its entirety.
19.     ARTICLE 16. DEFINITIONS.
The following definitions shall be amended to read as follows:
“Award” means an award of Options or Stock Units.

“Cause” means

(a)	An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b)	A material breach by the Participant of any agreement between the Optionee and the Company;

(c)	A material failure by the Participant to comply with the Company’s written policies or rules;

(d)	The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, or crime under any other applicable law;
(e)    The Participant’s gross negligence or willful misconduct;

(f)	A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(g)
A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

“Employee” means an employee or full-time director of the Company, a Parent, a Subsidiary or an Affiliate.
“Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.
“Option” means an Unapproved Option granted under the Plan and entitling the holder to purchase Common Shares.
“Optionee” means an individual or estate holding an Option.
“Service” means service as an Employee or full-time director.
The following definitions shall be deleted in their entirety:
“Consultant”; “IPO Date”; “NSO”; “Performance Cash Award”; “Performance Period”; “Restricted Stock Agreement”; “SAR”; “SAR Agreement”.
The following definitions shall be inserted:
"Award Tax Liability" means any liability or obligation of the Company and/or any Subsidiary to account (or pay) for income tax (under the UK withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the grant, exercise, assignment, release, cancellation or any other disposal of a Stock Unit or arising out of the acquisition, retention and disposal of the Common Shares acquired under this Plan.
“Data” means certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any stock, units or directorships held in the Company or any

Subsidiary, details of all options or other entitlements to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Optionee’s favour.
“Data Recipients” means third parties assisting the Company in the implementation, administration and management of the Plan.
"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.

“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HM Revenue & Customs for the transfer of the whole of or any liability of the Secondary Contributor for any Secondary NIC Liability.

“Option Tax Liability” means any liability or obligation of the Company and/or Subsidiary to account (or pay) for income tax (under the UK withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Option or arising out of the acquisition, retention and disposal of the Common Shares acquired under this Plan.

“Personal Representative” means the personal representative(s) of an Optionee (being either the executors of his will or if he dies intestate the duly appointed administrator(s) or his estate) who have provided to the Board evidence of their appointment as such.

“Secondary Contributor” means a person or company who has a liability to account (or pay) the Secondary NIC Liability to Revenue and Customs.

“Secondary NIC Liability” means any liability to employer’s Class 1 National Insurance Contributions to the extent arising from the grant, exercise, release or cancellation of an Option or arising out of the acquisition, retention and disposal of the Common Shares acquired pursuant to an Option.

“Section 431 Election” means an election made under section 431 of ITEPA.

“Taxable Event” means any occasion on which an Option Tax Liability or Secondary NIC Liability arises in connection with an Option or any award of Common Shares under it.

“UK Subsidiary” means a Subsidiary of the Company which is incorporated in the UK.

“Unapproved Option” means an option over shares in the Company that is neither an HM Revenue & Customs approved company share option (under Schedule 4 ITEPA) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.

20.     APPENDIX A

This appendix shall be deleted in its entirety.